UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 24, 2009

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879
(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As previously disclosed, the Registrant entered into a Common Stock Purchase Agreement with Seaside 88, L.P. (“Seaside”) on February 19, 2009, as amended June 19, 2009 (the “Agreement”).  Under the Agreement, as so amended, the Registrant agreed to sell to Seaside, and Seaside agreed to purchase, 1,500,000 shares of the Registrant’s common stock at a purchase price equal to 86% of the volume weighted average trading price of such common stock over the ten trading day period immediately preceding each closing, but in no event below $0.20 per share, on the 5th and 20th day of each month (or, if such day is not a business day, on the next business day) for the duration of the Agreement.

The Agreement provided for six initial closings.  It also gave the Registrant the right, in its sole discretion, to extend the Agreement by six additional closings on two occasions (the “First Extended Term” and the “Second Extended Term”, respectively) by giving notice to Seaside at the times specified in the Agreement.  The Registrant exercised its option for the First Extended Term on June 19, 2009, which extended the duration of the Agreement through the closing scheduled for October 5, 2009.

On September 24, 2009, the Registrant gave notice to Seaside that it has elected to exercise its option for the Second Extended Term, and remitted the required payment of $50,000 to Seaside in consideration for the exercise of the option under the Agreement.  The Second Extended Term will comprise the thirteenth through eighteenth closings under the Agreement, which are scheduled to occur beginning October 20, 2009, with the final closing on January 5, 2009.  The Agreement gives the Registrant the right to delay closings for up to six months up to once each term, and provides that the Agreement will in any event terminate if the aggregate purchase price of the shares of common stock sold under the Agreement reaches $18 million.  Reference is made to the Current Reports on Form 8-K filed February 20, 2009 and June 22, 2009 for more details relating to the terms of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: September 25, 2009	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer